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                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             CANNONDALE CORPORATION

         Cannondale Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), in order to amend its Restated Certificate of Incorporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         1. The name of the Company is Cannondale Corporation.

         2. At a meeting duly called and held September 3, 1997, the Board of Directors adopted resolutions approving an amendment to the Company's Restated Certificate of Incorporation, declaring said amendment to be advisable and calling for its presentation at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Corporation increase the number of its authorized shares of Common Stock, par value $0.01 per share, from 18,000,000 to 40,000,000 by amending Article FOURTH (a) of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

         FOURTH: (a) Designation of Classes. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 42,000,000, consisting of 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and 40,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

         3. The foregoing amendment to the Restated Certificate of Incorporation was duly adopted by the holders of at least a majority of the outstanding common stock of the Company entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Cannondale Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of November, 1997.

                                               CANNONDALE CORPORATION


                                               By:    /s/ Joseph S. Montgomery
                                                      --------------------------
                                               Name:  Joseph S. Montgomery
                                                      --------------------------
                                               Title: President
                                                      --------------------------